Exhibit 99.1
NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES
FISCAL YEAR 2008 SECOND QUARTER AND FIRST SIX MONTHS RESULTS
GREEN BAY, WI (May 13, 2008)—Tufco Technologies, Inc. (NASDAQ: TFCO), the largest contract converter of branded wet and dry wipes in North America and a leader in specialty printing services and business imaging products, today announced that fiscal year 2008 second quarter sales were $29,604,000, up 7% over fiscal year 2007 second quarter sales. For the first six months of 2008, sales were $54,422,000, compared to $54,605,000 for the 2007 first six months.
Net income per diluted share for the 2008 second quarter was $0.04 per share compared to $0.01 net income per diluted share for the second quarter of 2007. For the first six months of 2008, net income per diluted share was $0.05 per share compared to $0.04 per share for the first six months of 2007.
In commenting on the results, Louis LeCalsey, Tufco’s President and CEO said, “During the last year our contract manufacturing division has been focusing on reducing waste and increasing operating efficiencies. Those efforts are paying off in 2008. A second result of our efficiency improvements is that we have doubled converting capacity on our existing equipment from a year ago. We have multiple sales initiatives underway to profitably utilize this increased capacity.”
Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2008 results in comparison to fiscal 2007 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, material increases in the cost of base paper stock, competition in the Company’s product areas, an inability of management to successfully reduce operating expenses including labor and waste costs in relation to net sales without damaging the long-term direction of the Company, the Company’s ability to increase sales and earnings as a result of new projects, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to produce new products, the Company’s ability to continue to improve profitability, the Company’s ability to successfully attract new customers through our sales initiatives to fill its newly created capacity, the effects of the economy in general and the Company’s ability to improve the run rates for its products. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO Tufco Technologies, Inc. P. O. Box 23500 Green Bay, WI 54305-3500 (920) 336-0054 (920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Balance Sheets
(Amounts in 000’s)

	March 31,	September 30,
	2008	2007
ASSETS

Cash & Cash Equivalents	$6	$7
Accounts Receivable — Net	14,880	15,302
Inventories	15,285	16,355
Other Current Assets	1,548	1,368

Total Current Assets	31,719	33,032

Property, Plant and Equipment — Net	18,357	19,002
Goodwill — Net	7,212	7,212
Other Assets	121	127

Total	$57,409	$59,373

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts Payable	$9,940	$11,707
Accrued Liabilities	735	513
Income Taxes Payable	126	107
Other Current Liabilities	761	717

Total Current Liabilities	11,562	13,044

Long-Term Debt	5,692	6,192
Deferred Income Taxes	2,529	2,537

Common Stock and Paid-in Capital	25,371	25,351
Retained Earnings	13,622	13,391
Treasury Stock	(1,367)	(1,142)

Total Stockholders’ Equity	37,626	37,600

Total	$57,409	$59,373

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Net Sales	$29,604	$27,587	$54,422	$54,605

Cost of Sales	28,162	26,401	51,875	52,127

Gross Profit	1,442	1,186	2,547	2,478

SG&A Expense	1,046	951	2,016	1,952

Operating Income	396	235	531	526

Interest Expense (Income)	81	158	169	250
Interest Income and Other (Income) Expense	—	—	(18)	(17)

Income Before Income Tax	315	77	380	293

Income Tax Expense	124	30	149	115

Net Income	$191	$47	$231	$178

Net Income Per Share:
Basic	$0.04	$0.01	$0.05	$0.04
Diluted	$0.04	$0.01	$0.05	$0.04

Weighted Average Common Shares Outstanding:
Basic	4,526,106	4,535,244	4,530,875	4,535,244
Diluted	4,535,726	4,563,171	4,544,167	4,558,411